LITIGATION-Oppenheimer International Growth Fund

A consolidated amended complaint has been filed as putative derivative and class actions against the Manager, OFS and the Distributor (collectively, "OppenheimerFunds"), as well as 51 of the Oppenheimer funds (collectively, the "Funds") including this Fund, and 31 present and former Directors/Trustees (collectively, the "Directors/Trustees") and nine present and former officers (collectively, the "Officers") of certain of the Funds. This complaint, filed in the U.S. District Court for the Southern District of New York on January 10, 2005, consolidates into a single action and amends six individual previously-filed putative derivative and class action complaints. Like those prior complaints, the consolidated amended complaint alleges that the Manager charged excessive fees for distribution and other costs, improperly used assets of the Funds in the form of directed brokerage commissions and 12b-1 fees to pay brokers to promote sales of the Funds, and failed to properly disclose the use of Fund assets to make those payments, in violation of the Investment Company Act of 1940 and the Investment Advisers Act of 1940. Also like those prior complaints, the consolidated amended complaint further alleges that by permitting and/or participating in those actions, the Directors/Trustees and the Officers breached their fiduciary duties to Fund shareholders under the Investment Company Act of 1940 and at common law. The complaint seeks unspecified compensatory and punitive damages, rescission of the Funds' investment advisory agreements, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

OppenheimerFunds believes that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them, the Funds, the Directors/Trustees or the Officers and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss. However, OppenheimerFunds believes that the allegations contained in the complaints are without merit and intends to defend these lawsuits vigorously.